UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 2, 2017

SNYDER’S-LANCE, INC.

(Exact Name of Registrant as Specified in Charter)

North Carolina	0-398	56-0292920
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13515 Ballantyne Corporate Place

Charlotte, North Carolina 28277

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (704) 554-1421

Check the appropriate box below if the Form 8- K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre- commencement communications pursuant to Rule 14d- 2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre- commencement communications pursuant to Rule 13e- 4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 4, 2017, Snyder’s-Lance, Inc. (the “Company”) filed a Form 8-K to report that, effective August 2, 2017 (the “Effective Date”), the role of Chief Marketing Officer had been eliminated and Rodrigo F. Troni Pena was no longer the Company’s Senior Vice President, Chief Marketing Officer.

On August 18, 2017, the Company entered into a Severance Agreement and General Release (the “Agreement”) with Mr. Troni Pena. Mr. Troni Pena has the right, exercisable on or before August 25, 2017, to revoke the Agreement. The Agreement will become effective on August 26, 2017 if Mr. Troni Pena has not previously revoked it.

Pursuant to the terms of the Agreement, Mr. Troni Pena will receive the payments and other benefits to which he would have otherwise been entitled had his employment been terminated without cause under the Executive Severance Agreement, dated December 10, 2014, between Mr. Troni Pena and the Company (the “Executive Severance Agreement”). As a result, Mr. Troni Pena received a payment representing his unpaid base salary, unused vacation pay, unreimbursed business expenses and all other items earned by and owed to Mr. Troni Pena through the Effective Date.

Additionally, in accordance with the terms of the Agreement, Mr. Troni Pena will also receive or be entitled to (i) a total payment of $523,500, which is his base salary and target bonus multiplied by one and is payable in 12 monthly installments, commencing on or about the 60th day following the Effective Date; (ii) be eligible for the Company’s 2017 Annual Performance Incentive Plan for Officers and Key Managers, subject to actual performance and paid when paid to other plan participants and prorated for the number of days employed in fiscal 2017, which was 214 days out of 365 days; (iii) be eligible for a prorated portion of his outstanding performance equity awards, subject to the satisfaction of the performance goals and paid when active employees are paid for the same performance awards; (iv) be eligible for awards, if any, owed pursuant to the (A) 2015 long term incentive plan annual grant with a three year performance period payable in 2018 when other active eligible employees are paid, (B) 2016 long term incentive plan annual grant with a three year performance period payable in 2019 when other active eligible employees are paid and (C) 2017 long term incentive plan annual grant with a three year performance period payable in 2020 when other active eligible employees are paid; (v) exercise his outstanding vested options for a period of one year following the Effective Date (or the original expiration date, if earlier), while outstanding unvested equity awards will not be accelerated and will be forfeited and cancelled, (vi) indemnification from any claims asserted against Mr. Troni Pena arising out of his prior performance of his duties with the Company and its affiliates to the same extent as the Company indemnifies the Company’s retired officers or directors; (vii) one year of outplacement assistance, not to exceed a value of $34,900; and (viii) reimbursement of applicable health plan reimbursements for up to three years, subject to the limitations set forth in the Executive Severance Agreement.

The Agreement contains a general release by Mr. Troni Pena of all claims against the Company and its affiliates and a reaffirmation of Mr. Troni Pena’s obligations under the Executive Severance Agreement, including, without limitation, Mr. Troni Pena’s covenants not to compete and not to solicit the Company’s customers or employees, and his confidentiality obligations. Additionally, the Agreement amends the definition of business relating to Mr. Troni Pena’s covenants not to compete and not to solicit the Company’s customers. Mr. Troni Pena has also agreed to cooperate with the Company for the indefinite future in connection with management transition, licensing issues, pending and potential disputes and other matters relating to the Company’s corporate or professional liabilities.

The description of the Agreement set forth above is qualified in its entirety by reference to the actual terms of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K/A and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description of Exhibit

10.1	Severance Agreement and General Release, dated August 18, 2017, by and between Snyder’s-Lance, Inc. and Rodrigo F. Troni Pena

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SNYDER’S- LANCE, INC.

Date: August 21, 2017

By:	/s/ Gail Sharps Myers
Gail Sharps Myers
Senior Vice President, General Counsel and Secretary